Guaranty

To:

Capital-Plus Partners, LLC., 7620 Olentangy River Road, Columbus, Ohio 43235

Each of us severally requests you to extend credit to or to purchase security agreements, leases, notes, accounts and or other obligations (herein generally termed “paper”) of or from or otherwise to do business with

    LBO Capital Corp.

Farmington Hills, MI 48335

(Company)

              (City/State)

hereinafter called the “Company,” and to induce you so to do and in consideration thereof and of benefits to accrue to each of us therefrom, each of us, as a primary obligor, jointly and severally and unconditionally guarantees to you that the Company will fully and promptly pay and perform all its present and future obligations to you, whether direct or indirect, joint or several, absolute or contingent, secured or unsecured, matured or unmatured and whether originally contracted with you or otherwise acquired by you, irrespective of any invalidity or unenforceability of any such obligation or the insufficiency, invalidity or unenforceability of any security therefor; and agrees, without your first having to proceed against the Company or to liquidate paper or any security therefor, to pay on demand all sums due and to become due to you from the Company and all losses, costs, attorneys’ fees or expenses which may be suffered by you by reason of the Company’s default or default of any of the undersigned hereunder; and agrees to be bound by and on demand to pay any deficiency established by a sale of paper and or security held, with or without notice to us.  This guaranty is an unconditional guarantee of payment and performance.  No guarantor shall be released or discharged, either in whole or in part, by your failure or delay to perfect or continue the perfection of any security interest in any property which secures the obligations of the Company or any of us to you, or to protect the property covered by such security interest.

No termination hereof shall be effected by the death of any or all of us.  No termination shall be effective except by notice sent to you by certified mail return receipt requested naming a termination date effective not less than 90 days after the receipt of such notice by you; or effective as to any of us who has not given such notice; or affect any transaction effected prior to the effective  date of termination.

Each of us waives: notice of acceptance hereof; presentment, demand, protest and notice of nonpayment or protest as to any note or obligation signed, accepted, endorsed or assigned to you by the Company; any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which any of us may now or hereafter have against the Company or any other person directly or contingently liable for the obligations guaranteed hereunder, or against or with respect to the Company’s property (including, without limitation, property collateralizing its obligations to you), arising from the existence or performance of this guaranty; all exemptions and homestead laws and any other demands and notices required by law; all setoffs and counterclaims; and any duty on your part (should such duty exist) to disclose to any of us any matter, fact or thing related to the business operations or condition (financial or otherwise) of the Company or its affiliates or property, whether now or hereafter known by you.

You may at any time and from time to time, without our consent, without notice to us and without affecting or impairing the obligation of any of us hereunder, do any of the following:

(a)

renew, extend (including extensions beyond the original term of the respective item of paper), modify, release or discharge any obligations of the Company, of its customers, of co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any of said obligations;

(b)

accept partial payments of said obligations;

(c)

accept new or additional documents, instruments or agreements relating to or in substitution of said obligations;

(d)

settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said obligations and the security therefor in any manner;

(e)

consent to the transfer or return of the security, take and hold additional security or guaranties for said obligations;

(f)

amend, exchange, release or waive any security or guaranty; or

(g)

bid and purchase at any sale of paper or security and apply any proceeds or security, and direct the order and manner of sale.

If a claim is made upon you at any time for repayment or recovery of any amount(s) or other value received by you, from any source, in payment of or on account of any of the obligations of the Company guaranteed hereunder and you repay or otherwise become liable for all or any part of such claim by reason of:

(a)

any  judgment, decree or order of any court or administrative body having competent jurisdiction; or

(b)

any settlement or compromise of any such claim,

we shall remain jointly and  severally liable to you hereunder for the amount so repaid or for which you are otherwise liable to the same extent as if such amount(s) had never been received by you, notwithstanding any termination hereof or the cancellation of any note or other agreement evidencing any of the obligations of the Company.  This guaranty shall bind our respective heirs, administrators, representatives, successors, and assigns, and shall inure to your successors and assigns, including, but not limited to, any party to whom you may assign any item or items of paper, we hereby waiving notice of any such assignment. All of your rights are cumulative and not alternative.

By execution of this guaranty each guarantor hereunder agrees to waive all rights to trial by jury in any action, proceeding, or counterclaim on any matter whatsoever arising out of, in connection with, or related to this guaranty.

Individual

NOTE: Individual guarantors must sign without titles.  Sign “John Smith,” not “John Smith, Guarantors

President” Use street addresses, not P.O. Boxes.

/s/ Mario DiNello

 (Individually)   Date:

12 March

  ,2009

           /s/                  Mario DiNello

Home Address:             67701 Romeo Plank Rd., Ray, MI 48098

STATE  OF

MICHIGAN

COUNTY  OF

OAKLAND

On this   12th           day of  March                                  , A.D. , 20           before me , a Notary Public ,

personally appeared          Mario Dinello                                              ,       COO                                        of ,

( Name )

   ( Title )

LBO Capital Corp.

 , CO

  Corporation/organization , who being by me duly

      ( Company )

        ( State )

sworn , did say that  he executed the same as the free act and  deed  of  said  Proprietorship.

/s/ Tatsiana Husarava

  Notary Public

Oakland

 County , State  of MI

MY COMMISSION EXPIRES :

07/15/2014

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